Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in this Registration Statement on Post-Effective Amendment No. 1 to Form S-1 (No. 333-207464) of Medbox, Inc. for the registration of 142,000,000 shares of its common stock and to the incorporation therein of our report dated March 28, 2014, except for Note 15 which appears in the Amended Registration Statement on Form 10, as to which the date is March 6, 2015, relating to the consolidated financial statements of Medbox, Inc., and to the reference to our firm under the caption “Experts” in the Prospectus.

Q Accountancy Corporation

/s/ Q Accountancy

San Juan Capistrano, California

January 20, 2016